October 7, 2026
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE PROCTER & GAMBLE COMPANY
(Name of the Registrant Specified in its Charter)

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☐	Fee paid previously with preliminary materials.
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October 7, 2026

Supplemental Information Regarding Item 5 — Shareholder Proposal on Shareholder Proposal Eligibility Thresholds

YOUR VOTE IS IMPORTANT — PLEASE VOTE TODAY

The Procter & Gamble Company (“P&G” or the “Company”) is filing this material to supplement its definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2026 (the “Proxy Statement”) for the 2026 Annual Meeting of Shareholders to be held on October 13, 2026. This material should be read together with the Proxy Statement.

Item 5 in the Company’s Proxy Statement is a shareholder proposal requesting the Company’s Board of Directors (the “Board”) adopt a policy committing the Company to include in its annual proxy statement any shareholder proposal submitted by a shareholder or group of shareholders that satisfies the current eligibility thresholds and other procedural and eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, even if those eligibility thresholds later change.

On September 16, 2026, several weeks after the Company filed its Proxy Statement, the SEC proposed to rescind Rule 14a-8 in its entirety. The SEC’s proposal is currently subject to public comment, is not final, may be modified, may not be adopted, and may be subject to litigation.

In light of this rulemaking proposal, the Company is providing this material to shareholders to reaffirm the recommendation that shareholders vote AGAINST Item 5, for the reasons stated in the Proxy Statement. The Board is committed to a thoughtful and thorough review of the ultimate legal and regulatory framework around the shareholder proposal process as a whole and will seek to ensure that the Company’s approach meaningfully balances shareholder access, governance best practices, administrative burdens, and the interests of long-term shareholders. Preserving that discretion and the opportunity for thoughtful review and consideration, both on the part of the Board and the Company’s investors, is, in the Board’s view, more consistent with its commitment to good governance and shareholder engagement than adopting the requested policy.

Given the uncertainty that may exist around the current impact of the SEC’s rulemaking proposal, the Company additionally affirms that it will continue to comply with Rule 14a-8 while the rule remains in effect and binding on the Company.

For these reasons, P&G recommends that shareholders vote AGAINST Item 5.

P&G encourages shareholders to review its definitive Proxy Statement, filed with the SEC on August 28, 2026, and to promptly vote their proxies in advance of the October 13, 2026 Annual Meeting of Shareholders. Information regarding how to submit your proxy, or revoke your proxy or voting instructions, is provided on pages 97-101 of the Proxy Statement.